Contact:
Adam Bergman
Adam.Bergman@advanceautoparts.com

Direct	540-561-8450
Fax	540-561-6445

ADVANCE AUTO PARTS REPORTS THIRD QUARTER RESULTS
 Sales Increase 7.8%

ROANOKE, Va., November 2, 2006— Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the fiscal third quarter ended October 7, 2006.

Earnings per diluted share for the third quarter were $0.56, compared to $0.55 last year. This year’s third quarter results include $0.03 per share of stock-option expense, whereas last year’s quarter does not include pro forma stock-option expense of $0.02 per share.

In the third quarter, sales increased 7.8% to $1.10 billion from $1.02 billion last year. Comparable-store sales increased 1.4% in the quarter, comprised of a 0.6% decrease in do-it-yourself (DIY) and an 8.7% increase in do-it-for-me (DIFM). The 1.4% comparable-store sales increase compares to a 10.0% increase in last year’s third quarter.

“These results reflect our initiatives to drive sales and enhance customer satisfaction, which are gaining traction,” said Mike Coppola, Chairman, President and CEO. “We believe that by focusing on superior customer service, we can achieve much-better financial performance, and we are committed to achieving it.”

Third quarter gross margin was 48.2% of sales, a 100 basis point improvement compared to last year’s quarter, primarily reflecting improved procurement costs, a favorable merchandise mix compared to last year, ongoing category management initiatives and logistics efficiencies.

Third quarter selling, general and administrative (SG&A) expenses were 38.9% of sales, compared to 36.9% in third quarter 2005. This reflects approximately 70 basis points loss of leverage on rent, depreciation and other fixed costs from modest comparable-store sales. In addition, SG&A was unfavorably impacted by higher costs for utilities, and insurance programs, including property, workers’ compensation

ADVANCE AUTO PARTS REPORTS RESULTS FOR THIRD QUARTER 2006
November 2, 2006

and medical, which in total accounted for another 60 basis points. Non-comparable stock-option expense also increased SG&A in this year’s quarter by 42 basis points.

In the quarter, the Company recorded two items, both of which were associated with the Company’s prior credit facility. These include a charge of $1.9 million, representing deferred financing costs, and $2.9 million of previously unrealized gains on interest-rate swaps. These amounts netted to a pre-tax gain of $1.0 million, and are recorded in the gain on extinguishment of debt caption on the company’s statement of operations.

For the first three quarters of the year, sales grew 9.1% to $3.60 billion from $3.30 billion last year. Comparable-store sales increased 2.3% over this time, comprised of a 0.3% decrease in DIY and an 11.7% increase in DIFM. The 2.3% comparable-store sales increase compares to a 9.4% increase for the comparable period last year. Year-to-date earnings per share are $1.82 (inclusive of eight cents of non-comparable stock-option expense), compared to $1.78 over the same time period last year (which did not include pro forma stock-option expense of seven cents).

Store Information
During the third quarter, the Company opened 60 new stores, of which eight were Autopart International (AI) stores. The Company also closed two stores, relocated 10 existing stores, and remodeled 56 stores to the innovative Advance 2010 format. Year-to-date, the Company has opened 162 new stores. Since acquiring AI in September 2005, AI has opened 19 new stores, and now operates a total of 80 locations. The Company continues to expect to open 205 to 215 new stores in 2006, including AI. This level of new-store openings represents unit growth of 7% to 8% compared to 2005. As of October 7, 2006, 1,884 (or 64%) of the Company’s stores are 2010-format stores, and more than 81% of the Company’s Advance stores offer commercial delivery programs.

“During the quarter, we celebrated the opening of our 3,000th store, a significant milestone in our company’s history,” Coppola said. “We continue to see solid returns on our new-store investments, and believe there is an opportunity to add 1,500 more stores within our existing geography. Meanwhile, we know excellent execution and superior customer service at every store is essential. These are the factors that will separate us from the competition and provide us with the platform to continue our growth.”

Guidance
Based on recent sales trends, the Company projects comparable-store sales to be in the range of 1% to 3% for the fourth quarter (compared to a 6.3% increase in last year’s fourth quarter). For the fourth quarter, the Company continues to anticipate gross margin improvement, and a slowing rate of growth in SG&A as compared to the third quarter. Accordingly, the Company forecasts fourth-quarter 2006 earnings per diluted share in the range of $0.33 to $0.37, inclusive of $0.03 of stock-option expense. Last year’s fourth-quarter EPS of $0.36 do not include pro forma stock-option expense of $0.02 per share.

For the year, this would result in EPS guidance of $2.15 to $2.19, inclusive of $0.12 of stock-option expense. Last year’s $2.13 of EPS do not include pro forma stock-option expense of $0.09 per share.

ADVANCE AUTO PARTS REPORTS RESULTS FOR THIRD QUARTER 2006
November 2, 2006

For 2007, the Company anticipates new-store growth in the range of 7% to 8% (from the opening of both Advance and AI stores). In addition, the Company expects to remodel approximately 150 stores and relocate approximately 40 existing stores. The Company will provide more-detailed 2007 guidance in its fiscal year-end press release.

Investor Conference Call
The Company will host a conference call on November 2, 2006, at 8:00 a.m. Eastern Standard Time to discuss its quarterly results. To listen to the live call, please log on to the Company’s Web site, www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company’s Web site until November 1, 2007.

About Advance Auto Parts
Headquartered in Roanoke, Va., Advance Auto Parts is the second-largest retailer of automotive aftermarket parts, accessories, batteries, and maintenance items in the United States, based on store count and sales. As of October 7, 2006, the Company operated 3,029 stores in 40 states, Puerto Rico, and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These statements discuss, among other things, expected growth and future performance, including store growth, the impact of stock-option expense, comparable-store sales, gross margin and SG&A rates, and earnings per share for fourth-quarter 2006, fiscal year 2006 and fiscal year 2007. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, acts of terrorism, dependence on foreign suppliers and other factors disclosed in the Company’s 10-K for the fiscal year ended December 31, 2005, on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them, as more information becomes available.

-Financial Tables to Follow-

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 7,	December 31,	October 8,
	2006	2005	2005

Assets

Current assets:
Cash and cash equivalents	$13,987	$40,783	$112,704
Receivables, net	83,733	94,689	83,877
Inventories, net	1,462,067	1,367,099	1,374,866
Other current assets	38,207	45,369	34,312
Total current assets	1,597,994	1,547,940	1,605,759

Property and equipment, net	983,609	898,851	869,114
Assets held for sale	2,777	8,198	14,602
Goodwill	33,765	67,094	54,344
Intangible assets, net	27,920	-	-
Other assets, net	15,520	20,066	18,755
	$2,661,585	$2,542,149	$2,562,574

Liabilities and Stockholders' Equity

Current liabilities:
Bank overdrafts	$36,689	$50,170	$24,226
Current portion of long-term debt	67	32,760	32,450
Financed vendor accounts payable	140,736	119,351	117,689
Accounts payable	669,720	629,248	660,893
Accrued expenses	257,334	265,437	280,622
Other current liabilities	48,953	44,498	41,279
Total current liabilities	1,153,499	1,141,464	1,157,159

Long-term debt	450,859	406,040	413,775
Other long-term liabilities	66,773	74,874	78,581
Total stockholders' equity	990,454	919,771	913,059
	$2,661,585	$2,542,149	$2,562,574

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual reports except for the effect of adopting Financial Accounting Standards Board's Statement No. 123 (revised 2004), "Share-Based Payment," (SFAS 123R) as of January 1, 2006, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
October 7, 2006 and October 8, 2005
(in thousands, except per share data)
(unaudited)

	October 7,	October 8,
	2006	2005

Net sales	$1,099,486	$1,019,736
Cost of sales, including purchasing and warehousing costs	569,280	538,321

Gross profit	530,206	481,415

Selling, general and administrative expenses	423,105	375,999
Share-based compensation	4,580	-

Operating income	102,521	105,416

Other, net:
Interest expense	(9,232)	(8,196)
Gain on extinguishment of debt, net	986	-
Other income, net	154	933
Total other, net	(8,092)	(7,263)

Income before provision for income taxes	94,429	98,153

Provision for income taxes	35,482	37,360

Net income	$58,947	$60,793

Basic earnings per share ( a )	$0.56	$0.56
Diluted earnings per share ( a )	$0.56	$0.55

Average common shares outstanding ( b )	105,112	109,306
Dilutive effect of stock options	939	1,635
Average common shares outstanding - assuming dilution	106,051	110,941

( a )
Basic and diluted earnings per share include $0.03 of share-based compensation for the twelve weeks ended October 7, 2006. The twelve weeks ended October 8, 2005 do not include share-based compensation. On a pro forma basis, share-based compensation for the twelve weeks ended October 8, 2005 was $0.02 per basic and diluted share.

( b )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At October 7, 2006 and October 8, 2005, we had 105,208 and 109,013 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual reports except for the effect of adopting SFAS 123R as of January 1, 2006, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Forty Week Periods Ended
October 7, 2006 and October 8, 2005
(in thousands, except per share data)
(unaudited)

	October 7,	October 8,
	2006	2005

Net sales	$3,600,353	$3,301,246
Cost of sales, including purchasing and warehousing costs	1,877,620	1,736,850

Gross profit	1,722,733	1,564,396

Selling, general and administrative expenses	1,368,995	1,226,009
Share-based compensation	14,473	237

Operating income	339,265	338,150

Other, net:
Interest expense	(28,147)	(24,682)
Gain on extinguishment of debt, net	986	-
Other income, net	753	2,298
Total other, net	(26,408)	(22,384)

Income before provision for income taxes	312,857	315,766

Provision for income taxes	116,893	120,397

Net income	$195,964	$195,369

Basic earnings per share ( a )	$1.84	$1.80
Diluted earnings per share ( a )	$1.82	$1.78

Average common shares outstanding ( b )	106,380	108,329
Dilutive effect of stock options	1,175	1,720
Average common shares outstanding - assuming dilution	107,555	110,049

( a )
Basic and diluted earnings per share include $0.08 of share-based compensation for the forty weeks ended October 7, 2006. The forty weeks ended October 8, 2005 include only nominal share-based compensation prior to the adoption of SFAS 123 on January 1, 2006. On a pro forma basis, share-based compensation for the forty weeks ended October 8, 2005 was $0.07 per basic and diluted share.

( b )
Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At October 7, 2006 and October 8, 2005, we had 105,208 and 109,013 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual reports except for the effect of adopting SFAS 123R as of January 1, 2006, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Forty Week Periods Ended
October 7, 2006 and October 8, 2005
(in thousands)
(unaudited)

	October 7,	October 8,
	2006	2005
Cash flows from operating activities:
Net income	$195,964	$195,369
Depreciation and amortization	104,156	90,693
Share-based compensation	14,473	237
Benefit for deferred income taxes	(2,332)	(190)
Excess tax benefit from share-based compensation	(4,398)	-
Tax benefit related to exercise of stock options	-	28,469
Loss on extinguishment of debt	1,887	-
Other non-cash adjustments to net income	2,002	1,267
Decrease (increase) in:
Receivables, net	10,995	30,489
Inventories, net	(90,966)	(138,193)
Other assets	9,031	(13,737)
Increase (decrease) in:
Accounts payable	40,472	67,255
Accrued expenses	17,056	63,774
Other liabilities	(1,337)	1,876
Net cash provided by operating activities	297,003	327,309

Cash flows from investing activities:
Purchases of property and equipment	(200,784)	(159,391)
Business acquisitions, net of cash acquired	(12,500)	(99,300)
Proceeds from sales of property and equipment	8,726	5,818
Net cash used in investing activities	(204,558)	(252,873)

Cash flows from financing activities:
(Decrease) increase in bank overdrafts	(13,481)	4,042
Increase in financed vendor accounts payable	21,385	60,793
Early extinguishment of debt	(433,775)	-
Dividends paid	(19,153)	-
Net borrowings (payments) on credit facilities	445,901	(23,775)
Payment of debt related costs	(1,078)	-
Proceeds from the issuance of common stock, primarily exercise
of stock options	14,100	30,155
Excess tax benefit from share-based compensation	4,398	-
Repurchase of common stock	(137,560)	(62,552)
Increase (decrease) in borrowings secured by trade receivables	22	(26,716)
Net cash used in financing activities	(119,241)	(18,053)

Net (decrease) increase in cash and cash equivalents	(26,796)	56,383
Cash and cash equivalents, beginning of period	40,783	56,321
Cash and cash equivalents, end of period	$13,987	$112,704

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual reports except for the effect of adopting SFAS 123R as of January 1, 2006, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Forty Week Periods Ended
October 7, 2006 and October 8, 2005
(in thousands, except per share data)
(unaudited)

Reconciliation of Free Cash Flow

	October 7,	October 8,
	2006	2005

Cash flows from operating activities	$297,003	$327,309
Cash flows used in investing activities	(204,558)	(252,873)
	92,445	74,436

Increase in financed vendor accounts payable	21,385	60,793

Free cash flow	$113,830	$135,229

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Reconciliation of Non-GAAP Operating Metrics

	Twelve Weeks Ended			Forty Weeks Ended
	October 7,	October 8,	%	October 7,	October 8,	%
	2006	2005	increase	2006	2005	increase
Adjusted diluted earnings per share:

Diluted earnings per share	$0.56	$0.55	1.8%	$1.82	$1.78	2.2%
Pro forma share-based compensation	-	(0.02)		-	(0.07)
Adjusted diluted earnings per share	$0.56	$0.53	5.7%	$1.82	$1.71	6.4%

Adjusted selling, general and administrative (SG&A)
expenses per store:

SG&A expense	$427,685	$375,999		$1,383,468	$1,226,246
Pro forma share-based compensation	-	3,620		-	10,933
Adjusted SG&A expense	427,685	379,619		1,383,468	1,237,179
Ending store count	3,029	2,829		3,029	2,829
SG&A expense per store	$141	$133	6.2%	$457	$433	5.4%
Adjusted SG&A expense per store	$141	$134	5.2%	$457	$437	4.4%

Note: Management believes adjusted diluted earnings per share and adjusted selling, general and administrative expenses per store are useful to our stockholders as they present a comparable measure of our operating results due to the adoption of SFAS 123R as of January 1, 2006. Adjusted diluted earnings per share and adjusted selling, general and administrative expenses per store are non-GAAP measures and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of operations.